FOR IMMEDIATE RELEASE

CONTACTS:

Investors—Scott Pond, (801) 471-9998, spond@nuskin.com

Media—Kara Schneck, (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES ANNOUNCES RECORD REVENUE

PROVO, Utah—Oct. 20, 2009— Today Nu Skin Enterprises pre-announced record quarterly revenue and earnings in advance of its 25th Anniversary Global Convention. Revenue for the third quarter grew to $334.2 million, an 8 percent improvement over the prior-year period. Earnings per share are expected to be $0.39 to $0.40, compared to $0.26 in the prior-year quarter. Earnings per share include $0.01 in planned restructuring charges related to Japan. Revenue benefited 1 percent for the quarter from foreign currency fluctuations. Strong revenue results around the globe coupled with improving operating margins continue to drive record results.

“In a year full of milestones, it’s fitting that the third quarter was our largest revenue quarter in company history,” said Truman Hunt, president and chief executive officer. “We continue to generate impressive results on both the top and bottom lines. Our local currency revenue growth accelerated to 7 percent, boosted by continued sales trend improvements in Japan and double-digit growth in South East Asia, South Korea, Mainland China, Europe and Latin America. Our North America business also performed well, reporting 7 percent growth. The approximately 50 percent improvement on the bottom line is a reflection of the terrific work our management teams have done around the world in streamlining the business over the past three years.” “All indications are that the upcoming launch of our ageLOC anti-aging skin-care product line will be our most significant new product launch ever,” Hunt continued. “We are seeing tremendous energy as we build towards our 25th Anniversary Global Convention, which will take place October 22-24 in Los Angeles, California.”

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Nu Skin Enterprises Pre-Announce Record Revenue
Oct. 20, 2009

“Our strong performance in the third quarter leads us to raise our guidance for the year. We anticipate revenue of $1.29 billion to $1.30 billion, with earnings in the range of $1.25 to $1.27, including estimated restructuring charges of $0.13.” concluded Hunt.

The company will provide complete quarterly details before the opening of the financial markets on Thursday, October 29. Management will host a conference call with the investment community that same day at 1 p.m. EST.

The Company

For 25 years, Nu Skin Enterprises, Inc. has been demonstrating its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ approach and flagship products including the Galvanic Spa® System II, Tru Face® Essence Ultra, LifePak® nano and the g3 nutrition beverage. A global direct selling company, Nu Skin operates in 48 markets worldwide and has more than 750,000 independent sales representatives. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskinenterprises.com.

Please note: This press release, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) anticipated financial results for the third quarter; (ii) management’s positive outlook for the company; (iii) management’s expectations regarding the launch of the ageLOC™ anti-aging skin-care product line; and (iv) management’s projections regarding revenue, earnings per share and restructuring charges for the year 2009. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) challenging economic conditions globally; (b) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; (c) the recent fluctuations of numerous foreign currencies and the associated currency translation impact on our business if these currencies continue to fluctuate; (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (e) an increase in complaints to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (f) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (g) risks related to the recent swine flu outbreak, which could negatively impact our business to the extent that it inhibits travel, causes people to avoid interaction with other people, or restricts our ability to produce or distribute any of our porcine-sourced gelatin encapsulated products; (h) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (i) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (j) any unanticipated negative response from distributors regarding distributor compensation plan enhancements planned for implementation in most of our Asian markets in 2009; (k) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (l) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; and (m) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 27, 2009 and Quarterly Reports on Form 10-Q filed on May 8, 2009 and August 7, 2009. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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